EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/4/25 to 7/31/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/3/2025	Buy	21,254	8.78
6/4/2025	Buy	14,385	8.81
6/5/2025	Buy	1,200	8.80
6/9/2025	Buy	1,298	8.77
6/11/2025	Buy	57,844	8.74
6/12/2025	Buy	11,886	8.78
6/13/2025	Buy	1,076	8.75
6/16/2025	Buy	35,910	8.82
6/17/2025	Buy	14,285	8.82
6/20/2025	Buy	21,756	8.78
6/23/2025	Buy	12,660	8.79
6/24/2025	Buy	30,805	8.83